Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Narragansett Insured Tax-Free Income Fund (the "Fund") was held on October 28, 2005. The holders of shares representing 70% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders \(the resulting votes for each matter are presented below).

1. To elect Trustees.

Number of  Votes:

	Trustee				For			Withheld

	Vernon R. Alden		$106,360,538		$520,036
	David A. Duffy		$106,362,160		$518,414
	Diana P. Herrmann		$106,368,763		$511,810
	Timothy J. Leach		$106,350,924		$529,650
	Willliam J. Nightingale	$106,359,234		$521,340
	James R. Ramsey		$106,353,764		$526,809
	J. William Weeks		$106,359,234		$521,340
	Laureen L. White		$106,563,888		$316,685

2. To act on the selection of Tait, Weller & Baker as the Fund's independent registered public accounting firm.

Number of  Votes:

		For				Against		Abstain

		$105,818,252		$165,381		$896,230